KPMG LLP

Chartered Professional Accountants

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

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Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Metalla Royalty & Streaming Ltd.

We, KPMG LLP, consent to the use of:

  our Report of Independent Registered Public Accounting Firm dated September 26, 2019 on the consolidated financial statements of Metalla Royalty & Streaming Ltd., which comprise the consolidated statement of financial position as at May 31, 2019, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and the related notes; and
  our Independent Auditors' Report dated September 26, 2018 on the consolidated financial statements of Metalla Royalty & Streaming Ltd., which comprise the consolidated statement of financial position as at May 31, 2018, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, each of which is incorporated by reference in the Registration Statement on Form F-10 of Metalla Royalty & Streaming Ltd., and to the reference to our firm under the heading "Interest of Experts" in the Prospectus.

Our Report of Independent Registered Public Accounting Firm dated September 26, 2019 refers to changes in the accounting for revenue and financial instruments as of June 1, 2018 due to the adoption by the Registrant of IFRS 15, Revenue from Contracts with Customers, and IFRS 9, Financial Instruments.

/s/ KPMG LLP___________________

Chartered Professional Accountants

Vancouver, British Columbia

May 1, 2020